KRUSE LANDA MAYCOCK & RICKS, LLC

136 EAST SOUTH TEMPLE, TWENTY-FIRST FLOOR

SALT LAKE CITY, UTAH 84111-1124

MAILING ADDRESS:

ATTORNEYS AT LAW	Post Office Box 45561	TELEPHONE: (801) 531-7090
www.klmrlaw.com	Salt Lake City, Utah 84145-0561	TELECOPY: (801) 531-7091

March 14, 2008

Board of Directors

FX Energy, Inc.

3006 Highland Drive, Suite 206

Salt Lake City, Utah 84106

Re:	FX Energy, Inc.
Registration Statement on Form S-8

Gentlemen:

We have been engaged by FX Energy, Inc. (the “Company”) to render our opinion respecting the legality of certain securities to be offered and sold pursuant to the registration statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the “Registration Statement”).

In connection with this engagement, we have examined the following:

(1)        Articles of Incorporation of the Company, as amended as of the date hereof;

(2)        Bylaws of the Company, as amended as of the date hereof;

(3)        the Registration Statement, including the financial statements of the Company incorporated by reference therein;

(4)        copies of the Company’s agreements with the consultants to whom shares are to be issued; and

(5)        minutes of the Company’s board of directors and stockholders or written consents of the Company’s board of directors or stockholders in lieu thereof.

We have examined such other corporate records and documents and have made such other examination as we deemed relevant. In rendering this opinion, we have assumed: (i) the genuineness of all signatures on all documents not executed in our presence; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic original documents of all documents submitted to us as certified or conformed copies; and (iv) the corporate minute books, stockholder records, and similar information furnished to us, and on which we have relied, are true, correct, and complete. None of the factual matters or assumptions on which our opinion is based is, to our knowledge, false in any respect as it relates to the opinion below.

Kruse Landa Maycock & Ricks, LLC is a member of MSI, a network of independent professional firms

KRUSE LANDA MAYCOCK & RICKS, LLC

Board of Directors

FX Energy, Inc.

March 14, 2008

___________________________________

Based upon the above examination, we are of the opinion that the common stock to be sold pursuant to the Registration Statement is or will be, when issued, legally issued, fully paid, and nonassessable under Nevada law.

This firm consents to being named in the Prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

This opinion is rendered to you for use solely in connection with the Registration Statement and the consummation of the transactions contemplated therein. This opinion may not be relied on by any other person or used for any other purpose, without the express written consent of the undersigned.

Sincerely,

/s/ Kruse Landa Maycock & Ricks, LLC

KRUSE LANDA MAYCOCK & RICKS, LLC

KLMR/KCT/vs